Exhibit 23.1
Consent for Form 8-K

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-212248 and 333-231735), Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-212249), and Registration Statement on Form S-3 (File No. 333-231878) of Hertz Global Holdings, Inc. of our reports dated February 26, 2021 (except for Note 18, as to which the date is October 15, 2021), with respect to the consolidated financial statements of Hertz Global Holdings, Inc. included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP
Tampa, Florida
October 15, 2021